First Citizens BancShares, Inc. Second Quarter 2023 Earnings Conference Call August 3, 2023

2 Agenda Pages Section I – Second Quarter Overview & SVB Business Update 4 – 10 Section II – Second Quarter 2023 Financial Results 11 – 34 Financial Highlights 12 – 13 Earnings Highlights 14 Notable items 15 Net interest income, margin and interest rate sensitivity 16 – 19 Noninterest income and expense 20 – 22 Balance Sheet Highlights 23 Loans and Leases 24 – 25 Deposits and Funding Mix 26 – 28 ACL and Credit Quality Trends 29 – 32 Capital & Liquidity 33 – 34 Section III – Financial Outlook 35 – 36 Section IV – Appendix 37 – 51 Section V – Non-GAAP Reconciliations 52 – 57

3 Forward Looking Statements This presentation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans, asset quality, and future performance and other strategic goals of First Citizens BancShares, Inc. ("BancShares“). Words such as “anticipates,” “believes,” “estimates,” “expects,” “predicts,” “forecasts,” “intends,” “plans,” “projects,” “targets,” “designed,” “could,” “may,” “should,” “will,” “potential,” “continue”, “aims” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on BancShares’ current expectations and assumptions regarding BancShares’ business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent risks, uncertainties, changes in circumstances and other risk factors that are difficult to predict. Many possible events or factors could affect BancShares’ future financial results and performance and could cause the actual results, performance or achievements of BancShares to differ materially from any anticipated results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, general competitive, economic, political, geopolitical events (including the military conflict between Russia and Ukraine) and market conditions, including changes in competitive pressures among financial institutions and the impacts related to or resulting from recent bank failures and other volatility, the financial success or changing conditions or strategies of BancShares’ vendors or clients, including changes in demand for deposits, loans and other financial services, fluctuations in interest rates, changes in the quality or composition of BancShares’ loan or investment portfolio, actions of government regulators, including the recent and projected interest rate hikes by the Board of Governors of the Federal Reserve Board (the “Federal Reserve”), changes to estimates of future costs and benefits of actions taken by BancShares, BancShares’ ability to maintain adequate sources of funding and liquidity, the potential impact of decisions by the Federal Reserve on BancShares’ capital plans, adverse developments with respect to U.S. or global economic conditions, including the significant turbulence in the capital or financial markets, the impact of the current inflationary environment, the impact of implementation and compliance with current or proposed laws, regulations and regulatory interpretations, including the interagency proposed rule on regulatory capital, along with the risk that such laws, regulations and regulatory interpretations may change, the availability of capital and personnel, and the failure to realize the anticipated benefits of BancShares’ previous acquisition transactions, including the recently completed FDIC-assisted transaction with Silicon Valley Bridge Bank, N.A. (“SVB”) and the previously completed transaction with CIT Group Inc. (“CIT”), which acquisition risks include (1) disruption from the transactions with client, supplier or employee relationships, (2) the possibility that the amount of the costs, fees, expenses and charges related to the transactions may be greater than anticipated, including as a result of unexpected or unknown factors, events or liabilities or increased regulatory compliance obligations or oversight, (3) reputational risk and the reaction of the parties’ clients to the transactions, (4) the risk that the cost savings and any revenue synergies from the transactions may not be realized or take longer than anticipated to be realized, (5) difficulties experienced in the integration of the businesses, (6) the ability to retain clients following the transactions and (7) adjustments to BancShares’ estimated purchase accounting impacts of the SVB acquisition (as defined below). Except to the extent required by applicable laws or regulations, BancShares disclaims any obligation to update forward-looking statements or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Additional factors which could affect the forward- looking statements can be found in BancShares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, its Quarterly Report on From 10-Q for the period ended March 31, 2023, and its other filings with the Securities and Exchange Commission (the “SEC”). Non-GAAP Measures Certain measures in this presentation are “Non-GAAP,” meaning they are not presented in accordance with generally accepted accounting principles in the U.S. and also are not codified in U.S. banking regulations currently applicable to BancShares. BancShares believes that Non-GAAP financial measures, when reviewed in conjunction with GAAP financial information, can provide transparency about or an alternative means of assessing its operating results and financial position to its investors, analysts and management. Certain financial results referenced as “Adjusted” in this presentation exclude notable items. The Adjusted financial measures are Non-GAAP. Refer to Section V of this presentation for a reconciliation of Non-GAAP measures to the most directly comparable GAAP measure. Important Notices

Second Quarter Overview & SVB Business Update Section I

5 Second Quarter 2023 Snapshot First Citizens continued to deliver strong performance. Key Accomplishments: ■ Continued to rebuild trust with clients and provide support to the innovation economy, leveraging SVB's deep bench of 1,000+ bankers. ■ Appointed Marc Cadieux, a SVB veteran, President of SVB’s commercial banking business. ■ Achieved solid earnings. ■ Expanded net interest margin sequentially driven by benefits from the SVB acquisition. ■ Delivered strong deposit growth driven by our Direct Bank channel. ■ Achieved strong loan growth in the Commercial and General Bank segments. ■ Maintained strong capital and liquidity positions. Financial Highlights: Adjusted EPS (1) $52.60 Adjusted ROE / ROA (1) 16.46% / 1.49% NIM 4.10% Adjusted Efficiency Ratio (1) 49.65% CET1 ratio 13.38% Deposit growth (2) 3.2% (1) Non-GAAP metric. Refer to the Non-GAAP Section V of this presentation for a reconciliation of the Non-GAAP to GAAP measures. Adjustments for certain notable items are outlined on page 15. (2) Deposit growth percentage is annualized.

6 ◦ Refreshed capital plan and integrated liquidity monitoring to include SVB. ◦ Filed initial regulatory reporting as a combined organization. ◦ Identified areas of focus given increased size & complexity. Large Bank Program (Regulatory Readiness) Continued Progress on SVB Integration Initiatives Key Activities 1 2 3Maintain & grow market position as an important partner in the innovation economy Build trust with our client base & defend against competition Retain key talent and optimize the workforce to drive revenue growth Integration Priorities ◦ Conducted robust client outreach program to stabilize deposits. ◦ Established leadership team at SVB and set initial strategic priorities. ◦ Stabilized key talent and began workforce optimization. Stabilization Strategic Assessment ◦ Completed initial round of business unit strategic assessments. ◦ Assessing results and working to identify strategic initiatives and key integration activities. ◦ Developing detailed integration plans using results from the strategic assessments. ◦ Continuing focus on supporting the innovation economy. Integration MATERIALLY COMPLETE IN PROGRESS Maintain sound risk management practices

7 Strategic Priorities Grow Core Lines of Business • Allocate capital and investments to grow lines of business with the highest returns and opportunity. Scale Talent with an Eye Towards the Future • Attract, retain and develop associates who align with our long-term direction and culture while scaling for continued growth. Optimize Capital & Core Funding • Continue to optimize core funding by growing lower cost deposits. • Use innovation to facilitate growth, expand revenue opportunities and reduce cost of delivery while building a foundation for the future. Manage Risk Effectively • Continue to manage risk within our defined risk appetite. • Align risk management activities to support our move to the large financial institution framework. Maintain Positive Operating Leverage • Identify areas to enhance revenue and control costs beyond acquisition synergy goals. Deliver value from SVB acquisition • Maintain position as an important partner for the innovation economy. • Continue to rebuild trust with legacy SVB client base. • Focus on retaining legacy SVB talent and driving revenue growth. • Leverage complementary capabilities and cultural attributes to differentiate our value proposition throughout customers' life cycle.

8 Delivering Products and Solutions to Support Clients ◦ Remain committed to SVB's unique business model and to providing purpose-built products and services to our clients. ◦ Had positive momentum in our business lines and continue to support lending needs in the innovation economy: ▪ $145 million credit facility with Settle books (announced 7/25/23). ▪ $7.5 million venture debt facility with Paytient (announced 7/13/23). ▪ $50 million warehouse facility with Achieve (announced 6/28/23). ▪ $100 million debt facility with 6sense (announced 6/22/23). ▪ $200 million financing facility with Pivot Energy (announced 5/9/23). ▪ $16 million debt facility with PocketFM (announced 5/2/23). Engaging with Clients ◦ Communicated with over 30,000 innovation clients to demonstrate our commitment to SVB, our business model and our support of the innovation economy. ◦ Performed in-depth research to understand client sentiment regarding the acquisition and expectations for SVB going forward. ◦ Committed to rebuilding trust with our client base and providing the level of service, specialization and expertise that only SVB can. Supporting the Innovation Economy ◦ Organizing unique events to connect, support and educate the innovation economy. ◦ Upholding sponsorships of key organizations (Venture Forward, MedTech Innovator, etc.). ◦ Delivering critical innovation economy insights, surveys and reports. SVB Business Update The focus since acquisition has been on stabilization to limit disruption to our clients and associates while continuing to serve as a partner of the innovation economy.

9 Loans • Loans declined ~$7.4 B in 2Q23 Driven primarily by a $6.8 B decline in Global Fund Banking due in part to repayment of defensive draws from 1Q23 and lower levels of private market deal activity. Deposits • 3/27 to 3/31 deposits decreased ~$7 B Clients repositioned deposits to other financial institutions, driven by outflows from Technology and Life Science/ Healthcare clients. • 4/7 to 4/14 deposits decreased ~$5 B Deposits moved to off balance sheet repurchase agreement. • Deposits remain normalized at ~$41 B No material change in deposit balances since we last reported balances as of 5/5. SVB Loan & Deposit Trends Deposits have remained stable and loans are in line with our forecast. $68.5 $66.2 $61.9 $61.0 $61.5 $58.8 $56.0 $49.3 $41.5 $41.4 $41.2 $40.9 Loans Deposits 3/27 3/31 4/30 5/5 5/31 6/30 $35.0 $40.0 $45.0 $50.0 $55.0 $60.0 $65.0 $70.0 Highlights ~ $5 B reduction due to off-balance sheet repos ~ $7 B reduction due to client repositioning Deposits have remained stable (1) (1) SVB acquisition date. ~$7 B reduction due primarily to expected declines in Global Fund Banking activity ($ in B)

10 SVB Client Funds Have Begun to Stabilize 3/27/23 3/31/23 4/30/23 6/30/23 Total assets $107 B $99 B $91 B $92 B Loans & leases $69 B $66 B $62 B $59 B Deposits $56 B $49 B $42 B $41 B Off balance sheet client funds $88 B $84 B $79 B $70 B Private bank AUM $15 B $14 B $12 B $11 B Unaudited SVB Financial Profile: • Focused on stabilization efforts. • Committed to maintaining the strengths of SVB by providing consistent and high-touch service to our clients. • Remain focused on the retention of key SVB talent.

Second Quarter 2023 Financial Results Section II

12 2Q23 Financial Results - Takeaways Quarter-to-date Year-to-date Mar 23 Dec 22 Mar 22 Mar 23 Dec 21 EPS $ 16.67 $ 20.94 $ 19.25 $ 20.77 $ 12.09 $ 12.82 $ 67.40 $ 77.24 $ 53.88 $ 51.88 ROE 11.05% 13.89% 12.49% 13.47% 10.96% 11.63% 11.15% 12.78% 12.84% 12.36 % ROTCE 11.70% 14.71% 13.17% 14.20% 12.00% 12.72% 11.78% 13.50% 14.12% 13.60 % ROA 0.93% 1.15% 1.16% 1.24% 1.20% 1.09% 1.01% 1.15% 1.33% 1.10 % PPNR ROA 1.70% 1.81% 1.72% 1.86% 1.33% 1.17% 1.84% 1.64% 1.41% 1.11 % NIM 3.36% 3.36% 3.40% 3.40% 2.56% 2.56% 3.14% 3.14% 2.55% 2.55 % Net charge-off ratio 0.14% 0.14% 0.10% 0.10% 0.04% 0.04% 0.12% 0.12% 0.08% 0.08 % Efficiency ratio 61.74% 54.08% 61.91% 53.32% 65.40% 62.51% 60.50% 56.40% 64.43% 64.34 % Reported Adjusted (Non-GAAP) Reported Adjusted (Non-GAAP) Reported Adjusted (Non-GAAP) Reported Adjusted (Non-GAAP) Reported Adjusted (Non-GAAP) Solid EPS, ROE and ROA performance.1 Strong net interest income growth and NIM expansion due to SVB acquisition. 2 Loan growth was strong in the General and Commercial Bank segments. 6 We achieved deposit growth overall, primarily concentrated in the Direct Bank channel. 7 Office-related CRE exposure is limited; overall credit metrics remained strong.5 Significant improvement in efficiency ratio due to SVB acquisition. 3 Credit normalization continued resulting in an increase in net charge-offs and in CRE- related reserve build. 4 SVB deposits remained stable since our May investor call. 8 Continued low levels of private equity/ venture capital activity remain a headwind for loan and deposit growth in the SVB segment. 9 Maintained a strong balance sheet position in terms of capital and liquidity.10

13 Quarter-to-date Jun 23 Mar 23 Jun 22 EPS $ 45.87 $ 52.60 $ 653.64 $ 20.09 $ 14.86 $ 16.86 ROE 14.35% 16.46% 367.47% 11.30% 9.87% 11.19 % ROTCE 14.91% 17.10% 386.69% 11.89% 10.40% 11.80 % ROA 1.31% 1.49% 33.23% 1.07% 0.95% 1.07 % PPNR ROA 2.00% 2.34% 35.80% 1.69% 1.41% 1.56 % NIM 4.10% 4.10% 3.41% 3.41% 3.04% 3.04 % Net charge-off ratio 0.47% 0.47% 0.27% 0.27% 0.13% 0.13 % Efficiency ratio 60.06% 49.65% 7.70% 58.39% 66.34% 57.55 % Reported Adjusted (Non-GAAP) Reported Adjusted (Non-GAAP) Reported Adjusted (Non-GAAP) 2Q23 Financial Highlights Quarter-to-date Year-to-date Mar 23 Dec 22 Mar 22 Mar 23 Dec 21 EPS $ 16.67 $ 20.94 $ 19.25 $ 20.77 $ 12.09 $ 12.82 $ 67.40 $ 77.24 $ 53.88 $ 51.88 ROE 11.05% 13.89% 12.49% 13.47% 10.96% 11.63% 11.15% 12.78% 12.84% 12.36 % ROTCE 11.70% 14.71% 13.17% 14.20% 12.00% 12.72% 11.78% 13.50% 14.12% 13.60 % ROA 0.93% 1.15% 1.16% 1.24% 1.20% 1.09% 1.01% 1.15% 1.33% 1.10 % PPNR ROA 1.70% 1.81% 1.72% 1.86% 1.33% 1.17% 1.84% 1.64% 1.41% 1.11 % NIM 3.36% 3.36% 3.40% 3.40% 2.56% 2.56% 3.14% 3.14% 2.55% 2.55 % Net charge-off ratio 0.14% 0.14% 0.10% 0.10% 0.04% 0.04% 0.12% 0.12% 0.08% 0.08 % Efficiency ratio 61.74% 54.08% 61.91% 53.32% 65.40% 62.51% 60.50% 56.40% 64.43% 64.34 % Reported Adjusted (Non-GAAP) Reported Adjusted (Non-GAAP) Reported Adjusted (Non-GAAP) Reported Adjusted (Non-GAAP) Reported Adjusted (Non-GAAP) Note – Adjusted ratios exclude notable items outlined on page 15. Refer to the Non-GAAP Section V of this presentation for a reconciliation of the Non-GAAP to GAAP measures.

14

Quarter-to-Date Earnings Highlights

($ in millions)

Reported	QTD 2Q23	QTD 1Q23	QTD 2Q22	Increase (decrease) 1Q23 $	Increase (decrease) 1Q23 %	Increase (decrease) 2Q22 $	Increase (decrease) 2Q22 %
Net interest income	$ 1,961	$ 850	$ 700	$ 1,111	130.7 %	$ 1,261	179.8 %
Noninterest income	658	10,259	424	(9,601)	(93.6)	234	55.0
Net revenue	**2,619**	**11,109**	**1,124**	(8,490)	(76.4)	1,495	133.0
Noninterest expense	1,572	855	745	717	84.0	827	110.7
Pre-provision net revenue	**1,047**	**10,254**	**379**	(9,207)	(89.8)	668	176.3
Provision for credit losses	151	783	42	(632)	(80.7)	109	257.7
Income before income taxes	**896**	**9,471**	**337**	(8,575)	(90.6)	559	165.9
Income taxes	214	(47)	82	261	(557.9)	132	162.0
Net income	**682**	**9,518**	**255**	**(8,836)**	**(92.8)**	**427**	**167.1**
Preferred stock dividends	15	14	17	1	0.5	(2)	(13.3)
Net income available to common stockholders	**$ 667**	**$ 9,504**	**$ 238**	**$ (8,837)**	**(93.0)%**	**$ 429**	**179.9 %**

Adjustment for notable items	2Q23	1Q23	2Q22
Noninterest income	$ (196)	$ (9,950)	$ (141)
Noninterest expense	(370)	(178)	(179)
Provision for credit losses	1	(720)	—
Income taxes	75	160	6

Adjusted (Non-GAAP)	QTD 2Q23	QTD 1Q23	QTD 2Q22	Increase (decrease) 1Q23 $	Increase (decrease) 1Q23 %	Increase (decrease) 2Q22 $	Increase (decrease) 2Q22 %
Net interest income	$ 1,961	$ 850	$ 700	$ 1,111	130.7 %	$ 1,261	179.8 %
Noninterest income	462	309	283	153	33.9	179	45.1
Net revenue	**2,423**	**1,159**	**983**	1,264	109.1	1,440	146.5
Noninterest expense	1,202	677	566	525	64.3	636	92.1
Pre-provision net revenue	**1,221**	**482**	**417**	739	153.3	804	192.8
Provision for credit losses	152	63	42	89	139.7	110	259.4
Income before income taxes	**1,069**	**419**	**375**	650	154.6	694	184.4
Income taxes	289	113	88	176	155.9	201	226.5
Net income	**780**	**306**	**287**	**474**	**154.1**	**493**	**171.4**
Preferred stock dividends	15	14	17	1	0.5	(2)	(13.3)
Net income available to common stockholders	**$ 765**	**$ 292**	**$ 270**	**$ 473**	**161.8 %**	**$ 495**	**182.9 %**

First Citizens BancShares

Note – Adjusted amounts exclude notable items detailed on page 15. Refer to the Non-GAAP Section V of this presentation for a reconciliation of the Non-GAAP to GAAP measures.

15

Notable Items (1)

($ in millions, except per share data)

	2Q23	1Q23	2Q22
Rental income on operating lease equipment (2)	$ (147)	$ (145)	$ (136)
Realized gain on sale of investment securities available for sale, net	—	14	—
Fair value adjustment on marketable equity securities, net	10	9	6
Gain on sale of leasing equipment, net	(4)	(4)	(5)
Gain on acquisition, net of tax	(55)	(9,824)	—
Gain on extinguishment of debt	—	—	—
Other noninterest income (3)	—	—	(6)
Impact on adjusted noninterest income	**$ (196)**	**$ (9,950)**	**$ (141)**
Depreciation on operating lease equipment (2)	$ (91)	$ (89)	$ (89)
Maintenance and other operating lease expenses (2)	(56)	(56)	(47)
Acquisition-related expenses	(205)	(28)	(34)
Intangible asset amortization	(18)	(5)	(6)
Other noninterest expense (4)	—	—	(3)
Impact on adjusted noninterest expense	**$ (370)**	**$ (178)**	**$ (179)**
CECL Day 2 provision and reserve for unfunded commitments	$ —	$ (716)	$ —
Provision for credit losses- investment securities available for sale	1	(4)	—
Provision for credit losses - total adjustments	**$ 1**	**$ (720)**	**$ —**
Impact on adjusted pre-tax income	**$ 173**	**$ (9,052)**	**$ 38**
Income tax impact (5)	75	160	6
Impact on adjusted net income	**$ 98**	**$ (9,212)**	**$ 32**
Impact on adjusted diluted EPS	**$ 6.73**	**$ (633.55)**	**$ 2.00**

(1) Notable items include income and expense for infrequent transactions and certain recurring items (typically noncash) that Management believes should be excluded from adjusted measures (Non-GAAP) to enhance understanding of operations and comparability to historical periods. Management utilizes both GAAP and adjusted measures (Non-GAAP) to analyze the Company's performance. Refer to Section V of this presentation for a reconciliation of Non-GAAP measures to the most directly comparable GAAP measures.

(2) Depreciation and maintenance and other operating lease expenses are reclassified from noninterest expense to a reduction of rental income on operating lease equipment. There is no net impact to earnings for this notable item as adjusted noninterest income and expense are reduced by the same amount. Adjusted rental income on operating lease equipment (non-GAAP) is net of depreciation and maintenance expense for operating lease equipment. Management believes this measure enhances comparability to banking peers, primarily due to the extent of our rail and other equipment rental activities. Refer to Section V of this presentation for a reconciliation of Non-GAAP measures to the most directly comparable GAAP measure.

(3) Includes gain on sale of the corporate jet acquired from CIT.

(4) Includes specific litigation reserve for the HAMP litigation.

(5) For the periods presented the income tax impact may include tax discrete items and changes in the estimated annualized effective tax rate.

First Citizens BancShares

Note – Refer to the Non-GAAP Section V of this presentation for a reconciliation of the Non-GAAP to GAAP measures.

16 $700 $795 $802 $850 $1,961 3.04% 3.40% 3.36% 3.41% 4.10% NII NIM 2Q22 3Q22 4Q22 1Q23 2Q23 $2,441 $2,946 2.55% 3.14% YTD Dec 21 YTD Dec 22 2Q23 vs 1Q23 Net interest income increased by $1.1 billion due to a $1.7 billion increase in interest income, partially offset by a $631 million increase in interest expense. The change in net interest income was primarily due to the following: ◦ $1.3 billion increase in interest income on loans due to a higher average balance and increased loan accretion ($226 million) resulting from the full quarter impact of the SVB acquisition, a higher yield and loan growth in the General Bank and Commercial Bank, ◦ $393 million increase in interest income on overnight investments due to a higher yield and a higher average balance resulting from the full quarter impact of the SVB acquisition, partially offset by a ◦ $344 million increase in borrowing costs primarily due to the Purchase Money Note related to the SVB acquisition and a ◦ $287 million increase in interest expense on deposits due to a higher average balance resulting from the full quarter impact of the SVB acquisition, growth in the Direct Bank and a higher rate paid. NIM expanded 69 basis points from 3.41% to 4.10%. See the following page for a rollforward of NIM between 1Q23 and 2Q23. YTD December 2022 vs YTD December 2021 Net interest income increased by $505 million due to a $483 million increase in interest income and a $22 million decrease in interest expense. The change in net interest income was primarily due to the following: ◦ $256 million increase on interest income on loans due to a higher yield and growth offset by lower SBA- PPP interest and fee income and lower accretion income, ◦ $138 million increase in interest income on investment securities due to higher yield and average balance, ◦ $118 million decline in interest expense on borrowings due to a lower rate and average balance, ◦ $89 million increase in interest income on overnight investments due to a higher yield despite a lower average balance; partially offset by a ◦ $96 million increase in interest expense on deposits due to a higher rate paid. NIM expanded from 2.55% to 3.14%. $505 million & 59 bps Highlights $1.1 billio n & +69 bps 2Q23 vs 2Q22 Net interest income increased by $1.3 billion due to a $2.2 billion increase in interest income, partially offset by a $935 million increase in interest expense. The change in net interest income was primarily due to the following: ◦ $1.7 billion increase in interest income on loans due to a higher average balance and increased loan accretion ($244 million) both as a result of the SVB acquisition, an increase in loan yield, and loan growth in the General Bank and Commercial Bank, ◦ $467 million increase in interest on overnight investments due to a higher average balance resulting from the SVB acquisition and a higher yield, partially offset by a ◦ $533 million increase in interest expense on deposits due to a higher average balance resulting from the SVB acquisition and growth in the Direct Bank and a higher rate paid, and a ◦ $402 million increase in interest expense on borrowings primarily due to the Purchase Money Note related to the SVB acquisition and a higher rate paid. NIM expanded 106 basis points from 3.04% to 4.10%. See the following page for a rollforward of NIM between 2Q22 and 2Q23. Net interest income and margin (NIM) ($ in millions)

17 3.04% 1.61% 0.93% 0.42% (1.05)% (0.48)% (0.37)% 4.10% 2Q22 Loan yield Yield on investments & FFS Purchase accounting Deposit rate Funding mix Debt rate 2Q23 2Q22 to 2Q23 (+106 bps) NIM Rollforward 3.41% 0.59% 0.37% 0.12% (0.37)% (0.02)% 4.10% 1Q23 Loan yield Purchase accounting Yield on investments & FFS Deposit rate Funding mix 2Q23 1Q23 to 2Q23 (+69 bps) (1) (1) (1) Includes purchase accounting impact between March 27, 2023 and March 31, 2023. To be updated - awaiting discussion with Tom (1) FFS represents Fed Funds Sold. (1)

18 2Q23 Interest Rate Sensitivity Highlights • BancShares continues to have an asset sensitive interest rate risk profile. The magnitude of asset sensitivity increased with the SVB acquisition primarily due to: • Higher cash balances to manage liquidity risk from acquired portfolios and businesses. • Addition of a fixed rate Purchase Money Note, increasing liability duration (~$36 billion at June 30, 2023). • Increase in loans that are primarily linked to floating rate indices (~$59 billion at June 30, 2023). • Net interest income is projected to increase 9.5% over the next 12 months for an immediate +100 bps parallel shift (shock) in the yield curve and increase 4.5% for a gradual shift (ramp) of +100 bps. • Net interest income is projected to decrease 9.7% over the next 12 months for an immediate -100 bps parallel shift (shock) in the yield curve and decrease 4.6% for a gradual shift (ramp) of -100 bps. • Combined deposit betas are modeled at approximately 35% - 40%, inclusive of acquired deposits. • Approximately 65 - 70% of our loans are floating indexed primarily to Prime, SOFR and LIBOR. • The duration of our investment portfolio is ~3.7 years and helps to mitigate earnings risk in a down rate environment. (9.7)% (2.4)% 2.4% 9.5% 18.9% (4.6)% (1.1)% 1.1% 4.5% 9.0% Shock Ramp Down 100 Down 25 Up 25 Up 100 Up 200 (20.0)% (15.0)% (10.0)% (5.0)% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% Illustrative impacts to NII & NIM 3Q23 4Q23 1Q24 2Q24 ($ in millions) NII NIM NII NIM NII NIM NII NIM +100 bps shock $ 168 0.35% $ 192 0.39% $ 191 0.39% $ 185 0.38% +100 bps ramp $ 13 0.03% $ 62 0.13% $ 113 0.23% $ 161 0.33% -100 bps ramp $ (13) (0.03) % $ (62) (0.13) % $ (114) (0.23) % $ (163) (0.33) % -100 bps shock $ (165) (0.34) % $ (195) (0.40) % $ (196) (0.40) % $ (192) (0.39) % (1) Net interest income and margin rate sensitivity Note – The above information is an illustrative example of changes in net interest income and net interest margin using a static balance sheet and forward swap curves in place as of the end of June. Actual results may differ from above. (1) Impacts to NII and NIM may change due to actual results being different than modeled expectations.

19

Historical and Forecasted Cumulative Deposit Beta



Actual
Forecast
Terminal beta
6%
35 bps
14%
78 bps
23%
124 bps
30%
168 bps
36%
38%
39%
3Q22
4Q22
1Q23
2Q23
3Q23
4Q23
1Q24
Actual cumulative beta
Expected cumulative beta
Rate paid on deposits



41%
59%
44%
56%
42%
58%
46%
54%
3Q22
4Q22
1Q23
2Q23
Mid/higher beta categories
Lower beta categories

Highlights

- Expect cumulative deposit beta to increase in the second half of 2023 as we continue to increase deposits in the Direct Bank channel and interest rates remain higher for longer.
- We expect full cycle deposit beta to be approximately 39%, but betas will be dependent on liquidity needs, behavior of acquired deposits, and levels of overall deposit competition.
- **Mid/higher beta categories:**
  - > 30% beta on Direct Bank and SVB money market, savings and time deposit accounts.
  - 10 to 30% beta on branch network money market accounts and Community Association Banking checking with interest and money market accounts.
- **Lower beta categories:**
  - 0 to 10% beta on total noninterest bearing deposits and branch network checking with interest and savings accounts.

First Citizens BancShares

20 $424 $433 $429 $658 $283 $288 $290 $309 $462 $141 $145 $139 $141 $55 2Q22 3Q22 4Q22 1Q23 2Q23 $295 $141 1Q23 SVB contribution $1,940 $2,136 $996 $1,141 $944 $995 YTD Dec 21 YTD Dec 22 2Q23 vs 1Q23 Noninterest income decreased $9.6 billion. Adjusted noninterest income (1) increased by $153 million primarily due to the full quarter impact of the SVB acquisition. Significant components included: ◦ $50 million increase in client investment fees earned for managing off-balance sheet client funds primarily in the SVB segment, ◦ $28 million increase in international fees which are FX fees primarily in the SVB segment, ◦ $22 million increase in fee income and other service charges, ◦ $20 million increase in service charges on deposits, ◦ $20 million increase in cardholder services. Notable items decreased by $9.8 billion. Significant components included: ◦ $9.8 billion preliminary gain on acquisition, net of tax, related to the 1Q23 SVB acquisition and a ◦ $14 million decrease in realized losses on the sale of investment securities. YTD22 vs YTD21 Noninterest income increased $196 million. Significant components of the change were: ◦ Rental income on operating leases increased $91 million due to the same reasons as in the linked quarter. Expenses on operating lease equipment declined $16 million resulting in a $107 million increase in adjusted rental income. ◦ Cardholder services income, net increased $15 million due to higher volume and fee income and other service charges increased $14 million, primarily due to higher capital markets and portfolio servicing fees. ◦ Wealth management services increased $13 million due to increased brokerage transactions and higher assets under management. ◦ Other noninterest income increased $63 million spread among various line items, including a $431 million bargain purchase gain, partially offset by a $147 million decline in investment gains and a $188 million decline in gains on asset and loan sales. Highlights Core: ### increase 2Q23 vs 2Q22 Noninterest income increased $234 million. Adjusted noninterest income (1) increased by $179 million primarily due to the impact of the SVB acquisition. Significant components included: ◦ $52 million increase in client investment fees (see commentary for linked quarter), ◦ $32 million increase in fee income and other service charges, ◦ $30 million increase in international fees (see commentary for linked quarter), ◦ $16 million increase in service charges on deposits, and a ◦ $15 million increase in cardholder services. Notable items increased by $55 million. Significant components included: ◦ $55 million preliminary gain on acquisition, net of tax, related to the 1Q23 SVB acquisition; partially offset by a ◦ $6 million decrease in other noninterest income, and a ◦ $3 million increase in unfavorable fair value adjustments on marketable equity securities. (1) Adjusted noninterest income is Non-GAAP and excludes notable items as detailed on page 15. Refer to the Non-GAAP Section V of this presentation for a reconciliation of the Non-GAAP to GAAP measures. (2) Excludes gain on acquisition as it is broken out separately. Noninterest income ($ in millions) $10,259 $126 Adjusted (Non-GAAP) (1) Notable items (2) Gain on acquisition $9,824 $141 - total notable items $196 - total notable items $462 - total adjusted (Non-GAAP) (1) $9,950 total notable items $196 total notable items

21 Notable items $745 $760 $760 $855 $1,572 $566 $577 $590 $677 $1,202$179 $183 $170 $178 $370 2Q22 3Q22 4Q22 1Q23 2Q23 Highlights 2Q23 vs 2Q22 Noninterest expense increased $827 million. Adjusted noninterest expense (1) increased by $636 million primarily due to the impact of the SVB acquisition. Significant components included: ◦ $430 million increase in salaries and benefits, ◦ $79 million increase in equipment expense, ◦ $32 million increase in marketing costs, $29 million of which is associated with increased deposit activity in the Direct Bank, ◦ $28 million increase in other noninterest expense spread among various accounts, and a ◦ $28 million increase in third-party processing fees. Notable items increased by $191 million. Significant components included: ◦ $171 million increase in acquisition-related expenses primarily related to the acquisition of SVB, and a ◦ $12 million increase in intangible asset amortization primarily related to the acquisition of SVB. Adjusted efficiency ratio improved from 57.55% to 49.65% (1). 2Q23 vs 1Q23 Noninterest expense increased $717 million. Adjusted noninterest expense (1) increased by $525 million primarily due to the full quarter impact of the SVB acquisition. Significant components included: ◦ $355 million increase in salaries and benefits, ◦ $75 million increase in equipment expense, ◦ $26 million increase in marketing costs, $23 million of which is associated with increased deposit activity in the Direct Bank, and a ◦ $24 million increase in third-party processing fees. Notable items increased by $192 million. Significant components included: ◦ $177 million increase in acquisition-related expenses primarily related to the acquisition of SVB, and a ◦ $13 million increase in intangible asset amortization primarily related to the acquisition of SVB. Adjusted efficiency ratio improved from 58.39% to 49.65% (1). YTD22 vs YTD21 Noninterest expense increased $252 million. Significant components of the change were: ◦ Merger-related expenses increased $194 million. ◦ Salaries and benefits expense increased $53 million as a result of merger-related costs, wage increases, revenue- based incentives and temporary personnel costs, partially offset by net staff reductions. ◦ Marketing costs increased $23 million due to the same reasons as the quarterly increases. ◦ Third-party processing expenses increased $14 million and other operating expenses increased $14 million; ◦ Partially offset by an $18 million reduction in FDIC insurance premiums, a $16 million decline in expenses on operating leases, and a $12 million reduction in professional fees. Efficiency ratio improved from 64.43% to 60.50%. Adjusted efficiency ratio improved from 64.34% to 56.40% as adjusted net revenue grew 19% and adjusted noninterest expense grew 4%. Noninterest expense ($ in millions) $2,823 $3,075 $2,212 $2,305 $611 $770 YTD Dec 21 YTD Dec 22 Adjusted (Non-GAAP) (1) (1) Adjusted noninterest expense and adjusted efficiency ratio are Non-GAAP and exclude notable items as detailed on page 15. Refer to the Non-GAAP Section V of this presentation for a reconciliation of the Non-GAAP to GAAP measures.

22 64% 20% 11% 5% Personnel ($775) Other expense ($230) Equipment ($133) Net occupancy ($64) 20% 15% 12% 11% 11% 10% 7% 7% 4% 3% Adjusted rental income on operating lease equipment ($91) Fee income and other service charges ($69) Cardholder and merchant services, net ($55) Client investment fees ($52) Wealth management services ($51) Service charges on deposit accounts ($44) Other income ($34) International fees ($32) Factoring commissions ($20) Insurance commissions ($14) Adjusted noninterest income (Non-GAAP) Adjusted noninterest expense (Non-GAAP) 2Q23 Noninterest income and expense composition ($ in millions) Note - Adjusted noninterest income and adjusted noninterest expense are Non-GAAP and exclude notable items as detailed on page 15. Refer to Section V of this presentation for a reconciliation of the Non-GAAP to GAAP measures.

23

Balance Sheet Highlights

($ in millions, except per share data)

SELECT BALANCES	2Q23	1Q23	2Q22	Increase (decrease) 2Q23 vs 1Q23 [(1)] $	%	2Q23 vs 2Q22 [(1)] $	%
Interest-earning deposits at banks	$ 37,846	$ 38,522	$ 6,476	$ (676)	(7.0)%	$ 31,370	484.4 %
Investment securities	22,171	19,527	19,136	2,644	54.1	3,035	15.9
Loans and leases	133,015	138,288	67,735	(5,273)	(15.3)	65,280	96.4
Operating lease equipment, net [(2)]	8,531	8,331	7,971	200	9.6	560	7.0
Deposits	141,164	140,050	89,329	1,114	3.2	51,835	58.0
Borrowings	40,139	46,094	4,459	(5,955)	(51.7)	35,680	800.3
Tangible common stockholders' equity (non-GAAP) [(4)]	18,197	17,625	9,265	572	3.2	8,932	96.4
Common stockholders' equity	18,890	18,335	9,761	555	3.0	9,129	93.5
Total stockholders' equity	19,771	19,216	10,642	555	11.5	9,129	85.8

KEY METRICS	2Q23	1Q23	2Q22	Increase (decrease) 2Q23 vs 1Q23	2Q23 vs 2Q22
Common equity Tier 1 (CET1) capital ratio	13.38 %	12.53 %	11.35 %	0.85 %	2.03 %
Book value per common share	$ 1,300.93	$ 1,262.76	$ 609.95	$ 38.17	$ 690.98
Tangible book value per common share (non-GAAP) [(4)]	1,253.20	1,213.82	578.92	39.38	674.28
Tangible capital to tangible assets	8.71 %	8.24 %	8.64 %	0.47 %	0.07 %
Loan to deposit ratio	94.23	98.74	75.83	(4.51)	18.40
ACL to total loans and leases	1.23	1.16	1.26	0.07	(0.03)
Noninterest bearing deposits to total deposits	31.56	39.02	29.75	(7.46)	1.81
Total liquid assets (available cash + HQLS)	$ 53,421	$ 51,415	$ 18,884	$ 2,006	$ 34,537
Total liquidity (liquid assets & contingent sources)	139,447	130,903	34,711	8,544	104,736
Total liquidity / uninsured deposits [(3)]	263.65 %	198.43 %	149.45 %	65.22 %	114.20 %

First Citizens BancShares

(1) Percent change is annualized and is calculated using unrounded numbers.
(2) Operating lease equipment, net includes $7.8 billion of rail assets.
(3) Public funds total $4.0 billion, of which $3.7 billion are considered uninsured for regulatory reporting purposes. However, these deposits are collateralized and included as part of the total insured and collateralized calculation above.
(4) Refer to the Non-GAAP Section V of this presentation for a reconciliation of the Non-GAAP to GAAP measures.

24 $67,735 $69,790 $70,781 $138,288 $133,015 $40,159 $41,410 $42,921 $43,353 $44,719 $27,576 $28,380 $27,860 $28,764 $29,497 $66,171 $58,799 General Bank Commercial Bank SVB Yield on Loans 2Q22 3Q22 4Q22 1Q23 2Q23 Highlights 2Q23 vs 1Q23 • Total loans declined $5.3 billion driven primarily by a $7.4 billion decline in the SVB segment related to Global Fund Banking. • The SVB decline was partially offset by $1.4 billion of growth (12.6% annualized) in the General Bank (driven by business and commercial loans) and $749 million of growth (10.5% annualized) in the Commercial Bank (driven by many of our industry verticals). 2Q23 vs 2Q22 • Total loans increased $65.3 billion due primarily to the SVB acquisition which contributed $58.8 billion in loans as of June 30, 2023. • General Bank loans grew by $4.6 billion (11.3%) primarily due to business and commercial loans and mortgage loans. • Commercial Bank loans grew by $1.9 billion (7.0%) due to growth in Equipment Finance and in our industry verticals including healthcare, technology and energy. Loans and Leases ($ in millions) Note – Commercial Bank includes a small amount of Rail loans (less than a billion dollars). Rail operating lease assets are not included in the loan totals. 5.57% 5.10% 4.60% 4.03% 7.06% 10.1%

25 10% 5% 4% 2% 22% 7%2% 26% 11% 7% 2%2% Commercial Finance ($15.3) Real Estate Finance ($6.3) Equipment Finance ($5.5) Commercial Services - Factoring ($2.4) Branch Network & Wealth ($31.1) Mortgage ($10.0) Other ($3.6) Global Fund Banking ($29.3) Technology & Life Science / Healthcare ($14.9) Private Bank ($9.6) CRE ($2.4) Other ($2.6) 33% 19%11% 11% 11% 8% 2% 2% 1% 1% 1% SVB Commercial ($44.1) Commercial and industrial ($25.4) Owner occupied commercial mortgage ($14.7) Residential mortgage ($14.1) SVB Private ($14.7) Non-owner occupied commercial mortgage ($10.7) Commercial construction ($3.2) Leases ($2.1) Revolving mortgage ($1.9) Consumer auto ($1.4) Consumer other ($0.7) Type Segment 2Q23 Loans and Leases Composition ($ in millions) Note - Rail operating lease assets are not included in the loan totals. The Commercial Banking segment includes Commercial Finance, Real Estate Finance, Equipment Finance and Commercial Services (factoring). The General Banking segment includes Branch Network & Wealth, Mortgage, Consumer Indirect, Community Association Banking and Other General Banking. The SVB segment includes Global Fund Banking, Technology & Life Sciences/ Healthcare, Private Bank and CRE. Commercial Banking: General Banking: SVB:

26 $89,329 $87,553 $89,408 $140,050 $141,164 $62,753 $60,966 $64,486 $66,686 $77,133 $26,576 $26,587 $24,922 $24,105 $23,171 $18,715 $19,484 $30,544 $21,376 2Q22 3Q22 4Q22 1Q23 2Q23 Highlights Deposits ($ in millions) $140,050 $66,686 $24,105 $18,715 $30,544 1Q23SVB Interest-bearing SVB Noninterest-bearing 124 bps 78 bps 35 bps 19 bps 168 bps Interest-bearing Noninterest-bearing Cost of deposits 2Q23 vs. 1Q23 • Total deposits grew $1.1 billion (3.2% annualized) primarily driven by an increase of $10.4 billion in the Direct Bank, partially offset by an $8.4 billion decline in deposits in the SVB segment. • Deposits in the SVB segment totaled $40.9 billion at June 30, 2023 and remained relatively stable from the levels previously disclosed in 1Q23 ($41.4 billion as of May 5, 2023). • Branch Network deposits declined $1.0 billion primarily due to seasonal tax payments. 2Q23 vs. 2Q22 • Total deposits grew $51.8 billion (58.0%) primarily driven by the SVB acquisition which contributed $40.9 billion in deposits as of June 30, 2023 and a $15.9 billion increase in the Direct Bank. $100,304 $40,860 $49,259 $90,791

27

2Q23 Deposit Composition

($ in billions, except average account size)

Type



11%
18%
39%
32%
Money market & savings ($55.6)
Noninterest-bearing demand ($44.5)
Checking with interest ($24.8)
Time deposits ($16.3)

Segment



29%
42%
1%
2%
5%
21%
General Banking:
Branch Network, Wealth & Other ($58.6)
Direct Bank ($29.2)
Community Association Banking ($7.5)
Commercial Banking and Corporate:
Commercial Bank ($3.1)
Corporate ($1.9)
SVB:
SVB ($40.9)

Uninsured vs Insured [1]



37%
63%
Uninsured
Insured (1)

Average Account Size by Segment

Average Account Size and Insured [1] vs. Uninsured by Segment

	Total deposits		Average size		Insured % [1]
General Bank	$	95.3 B	$	37,635	78%
Commercial Bank		3.1 B		254,655	13%
Corporate & Other [2]		1.9 B		6,872,263	97%
Sub-total	**$**	**100.3 B**	**$**	**39,410**	**77%**
SVB		40.9 B		314,350	28%
Sub-total	**$**	**40.9 B**	**$**	**314,350**	**28%**
Total	**$**	**141.2 B**	**$**	**52,770**	**63%**

First Citizens BancShares

(1) Public funds total $4.0 billion, of which $3.7 billion are considered uninsured for regulatory reporting purposes. However, these deposits are collateralized and included as part of the total insured and collateralized calculation above.

(2) Corporate consists primarily of brokered deposits which are pooled into one account then associated with multiple customers who have balances under FDIC insurance limits.

28 0.34% 0.66% 1.35% 1.94% 2.98% 0.26% 0.50% 1.12% 1.73% 2.56% 0.19% 0.35% 0.78% 1.24% 1.68% Cost of interest-bearing liabilities Cost of interest-bearing deposits Cost of deposits 2Q22 3Q22 4Q22 1Q23 2Q23 0.00% 0.40% 0.80% 1.20% 1.60% 2.00% 2.40% 2.80% Cost of funds Additional sources of liquidity Categories $ in millions FHLB $ 9,218 FRB 4,203 Line of credit 100 Total $ 13,521 QTD Change 2Q23 1Q23 4Q22 3Q22 2Q22 Linked Quarter Prior Year Quarter Total deposits $ 141,164 77.9% $ 140,050 75.2% $ 89,408 93.1% $ 87,553 91.3% $ 89,329 95.2% $ 1,114 $ 51,835 Securities sold under customer repurchase agreements 454 0.3 509 0.3 436 0.5 578 0.6 646 0.7 (55) (192) Purchase money note 35,817 19.8 35,151 18.9 — — — — — — 666 35,817 Federal Home Loan Bank borrowings 2,425 1.3 8,500 4.6 4,250 4.4 5,800 6.0 1,785 1.9 (6,075) 640 Subordinated debt 1,043 0.6 1,046 0.6 1,049 1.1 1,052 1.1 1,055 1.1 (3) (12) Senior unsecured borrowings 393 0.2 881 0.5 885 0.9 888 0.9 892 1.0 (488) (499) Other borrowings 7 — 7 — 25 — 25 — 81 0.1 — (74) Total deposits and borrowed funds $ 181,303 100% $ 186,144 100% $ 96,053 100% $ 95,896 100% $ 93,788 100% $ (4,841) $ 87,515 Funding Mix ($ in millions) Highlights 2Q23 vs 1Q23 • Deposits increased from 75.2% to 77.9% of total funding. • FHLB debt was paid down by $6.1 billion funded by growth in core deposits in the Direct Bank. • Total cost of deposits increased by 44 basis points. Note – Funding mix percentages may not foot due to rounding.

29 $42 $60 $79 $63 $152 Provision for credit losses 2Q22 3Q22 4Q22 1Q23 2Q23 ACL and Credit Quality Trends ($ in millions) Net charge-offs (NCO) & NCO ratio Provision for credit losses $22 $18 $24 $50 $157 0.13% 0.10% 0.14% 0.27% 0.47% NCO $ NCO ratio 2Q22 3Q22 4Q22 1Q23 2Q23 $513 $454 $627 $828 $929 0.76% 0.65% 0.89% 0.60% 0.70% Nonaccrual loans Nonaccrual loans to total loans 2Q22 3Q22 4Q22 1Q23 2Q23 Nonaccrual loans / total loans & leases ACL & ACL ratio $850 $882 $922 $1,605 $1,637 1.26% 1.26% 1.30% 1.16% 1.23% ACL ACL ratio 2Q22 3Q22 4Q22 1Q23 2Q23 (1) (1) Provision for credit losses excludes $716 million of CECL Day 2 and $4 million of provision expense for credit losses on available for sale securities. (2) Provision for credit losses excludes $1 million of provision benefit for credit losses on available for sale securities. (2)

30

Allowance for credit losses (ACL)

($ in millions)


1Q23 to 2Q23
$1,605
$68
$10
$10
$4
$(39)
$(21)
$1,637
1Q23
Economic outlook
Portfolio mix
Credit quality
Change in specific reserves
Volume
Acquisition-related adjustments
2Q23

ACL Coverage


9.7x
12.6x
9.3x
4.3x
2.6x
1.7x
1.9x
1.5x
1.9x
1.8x
2Q22
3Q22
4Q22
1Q23
2Q23
ACL / NCO ratio
ACL / Nonaccrual loans

First Citizens BancShares

Highlights

2Q23 vs 1Q23

- Total ACL increased $32 million compared to the linked quarter.
- Factors contributing to the increase include deterioration in the CECL macroeconomic forecast, portfolio mix shift and slight changes in credit quality ratings and specific reserves.
- These were partially offset by lower loan balances and unfunded commitments in the SVB segment and adjustments to the fair value discounts on loan balances acquired from SVB.
- The ACL covered nonaccrual loans 1.8 times and provided 2.6 times coverage of annualized quarterly net charge-offs. The coverage of net charge-offs declined from the prior quarter due primarily to $97 million of net charge offs in the SVB segment ($85 million of which was reserved for as part of the acquisition).

31 Commercial Real Estate (CRE) Portfolio ($ in billions, as of June 30, 2023) General Office 3/31/23 Multi-Family Hotel / Motel Retail FCB’s Commercial Real Estate (CRE) Portfolio % of Total Loans $ billions Medical Office Industrial / Warehouse Other Total 3.1% 2.1% 2.1% 12.8% 1.7% 2.0% 1.2% 0.6% $4.2 B 2.8 B 2.8 B $17.1 B 2.3 B 2.7 B 1.6 B 0.8 B Total Loans $133.0 B Total Loans CRE $17.1 B General Office $2.8 B CRE Portfolio Composition Balance % of Total Loans Multi-Family $ 4.2 3.1 % General Office $ 2.8 2.1 % Medical Office $ 2.8 2.1 % Industrial / Warehouse $ 2.3 1.7 % Retail $ 1.5 1.2 % Hotel / Motel $ 0.8 0.6 % Other $ 2.7 2.0 % Total $ 17.1 12.8 % Note - This slide includes total non-owner occupied commercial real estate funded balances as of June 30, 2023.

32 General Office CRE Portfolio (as of June 30, 2023) CA 22% NC 15% FL 9% AZ 7% NY 6% MA 5% VA 4% Other 32% Total General Office $2.8 B Geographic Diversification 2.1% 22.62% 4.44% 8.96% 0.61% 7.38% % of total loans General Office Portfolio Metrics ACL ratio (1) NCO ratio Delinquencies/Loans NPL/Loans Criticized loans/Loans $705 $354 $383 $1,358 2023 2024 2025 2026 & Beyond Loan Maturity Schedule ($ in millions) 25% 13% 14% 48% The top 5 MSAs include: $330 MMLos Angeles Phoenix San Francisco New York City Boston $204 MM $200 MM $158 MM $148 MM $2 MMAvg. loan amount 16.4%% of CRE loans (1) There are approximately $1.1 billion of general office loans in the Commercial Bank with an ACL ratio of 9.02%. Top 5 MSAs ($ in millions) Los Angeles $ 330 Phoenix $ 204 San Francisco $ 200 New York City $ 158 Boston $ 148 Percent of Total Loans 0.8 % General Office Portfolio Metrics % of total loans 2.1% % of CRE loans 16.4 % Avg. loan amount $2 MM NCO ratio (2Q23) 0.61 % Delinquencies/Loans 7.38 % NPL/Loans 8.96 % Criticized loans/Loans 22.62 % ACL ratio (1) 4.44 % Data in process - please do not review

Capital

33

Risk-based capital ratios


14.46%
12.37%
11.35%
13.46%
11.36%
10.37%
13.18%
11.06%
10.08%
14.86%
13.13%
12.53%
15.84%
14.00%
13.38%
2Q22
3Q22
4Q22
1Q23
2Q23
CET1
Tier 1
Total

Capital ratio rollforward

	Risk-Based Capital Total	Risk-Based Capital Tier 1	Risk-Based Capital CET1	Tier 1 Leverage
December 31, 2022	**13.18%**	**11.06%**	**10.08%**	**8.99%**
SVB acquisition - net	1.63%	1.91%	2.28%	-0.14%
Net income	0.74%	0.74%	0.74%	0.55%
Change in risk-weighted/average assets	0.32%	0.29%	0.28%	0.14%
Sub debt phase-out	-0.10%	0.00%	0.00%	0.00%
Common dividends	-0.02%	-0.02%	-0.02%	-0.01%
Preferred dividends	-0.03%	-0.03%	-0.03%	-0.02%
Other	0.12%	0.05%	0.05%	-0.01%
June 30, 2023	**15.84%**	**14.00%**	**13.38%**	**9.50%**
Change since December 31, 2022	**2.66%**	**2.94%**	**3.30%**	**0.51%**

Tier 1 Leverage ratio


9.85%
9.31%
8.99%
16.72%
9.50%
2Q22
3Q22
4Q22
1Q23 (1)
2Q23
Tier 1 Leverage ratio

Tangible book value per share (Non-GAAP)


$571.89
$627.58
$57.80
($2.57)
($1.50)
$1,253.20
4Q22
SVB acquisition
Retained earnings
AOCI
Common dividends
2Q23

First Citizens BancShares

Note – The above capital ratios represent BancShares ratios and are preliminary pending completion of quarterly regulatory filings. Refer to Section V of this presentation for a reconciliation of Non-GAAP measures to the most directly comparable GAAP measure.

(1) The Tier 1 Leverage ratio for 1Q23 only includes the impact of SVB for five days.

34

Maintained a Strong Balance Sheet Position

Strong Capital Position

Ratio	Target Range	2Q23
CET1 RBC	9% - 10%	13.38%
Tier 1 RBC	10.5% - 11.5%	14.00%
Total RBC	12.5% - 13.5%	15.84%
Tier 1 Leverage	8% - 10%	9.50%
TCE / TA (1)	NA	8.71%

Strong Liquidity Position

Liquid assets	2Q23
Available cash	$ 37,152
High quality liquid securities (HQLS)	16,269
Total on-balance sheet liquidity	**$ 53,421**
Contingent liquidity sources	
FDIC LOC (maximum)	$ 70,000
FHLB	11,124
FRB	4,817
Other	85
Total off-balance sheet liquidity	**$ 86,026**

$139 B
Total liquidity

Covers:

Uninsured deposits (2): 264%

Total deposits: 99%

Conservative Investment Portfolio Management

- Focus on **short-term HQLS**.
- As of June 30, 2023, **portfolio totaled $22.2 billion, 11% of earning assets**.
- At June 30, 2023 **AFS securities (54% of portfolio)** had a **duration of 2.7 years** and **HTM securities (46% of portfolio)** had a **duration of 4.9 years**.
- **CET 1 RBC ratio:**
  - **Including AOCI:** 12.8%
  - **Including AOCI & HTM unrealized losses:** 12.0%

Strong Credit Quality Performance & Well-reserved (3)

	2Q22	3Q22	4Q22	1Q23	2Q23
Nonaccrual / total loans	0.76%	0.65%	0.89%	0.60%	0.70%
Delinquencies / total loans	0.77%	0.72%	1.22%	0.88%	0.84%
NCO ratio	0.13%	0.10%	0.14%	0.27%	0.47%
ACL ratio	1.26%	1.26%	1.30%	1.16%	1.23%
ACL / Nonaccruals	1.7x	1.9x	1.5x	1.9x	1.8x

(1) Denotes a Non-GAAP metric. Refer to the Non-GAAP Section V of this presentation for a reconciliation of the Non-GAAP to GAAP measures.
(2) Public funds total $4.0 billion, of which $3.7 billion are considered uninsured for regulatory reporting purposes. However, these deposits are collateralized and not included in the uninsured totals above.
(3) 2Q22 through 4Q22 are legacy FCB ratios / multiples.

First Citizens BancShares

Financial Outlook Section III

36

Key Earnings Estimate Assumptions

Metric	2Q23	3Q23 - Projected	FY23 - Projected
Loans and leases - EOP	**$133.0 billion**	$131 billion - $134 billion	$131 billion - $134 billion
Deposits - EOP	**$141.2 billion**	$137 billion - $141 billion	$137 billion - $141 billion
Interest rates		1 hike, peaking at 5.50%	No target FFR changes in 4Q; ending FF effective rate of 5.50%
Net interest income	**$2.0 billion**	$1.8 billion - $1.9 billion	$6.4 billion - $6.6 billion
Net charge-off ratio (annualized/annual)	**47 bps**	35 - 45 bps	35 - 45 bps
Adjusted noninterest income (1)	**$462 million**	$420 million - $450 million	$1.63 billion - $1.69 billion
Adjusted noninterest expense (2)	**$1.20 billion**	$1.15 billion - $1.20 billion	$4.15 billion - $4.25 billion
Effective tax rate	**23.9%**	26.5% - 27.5%	26.5% - 27.5%

(1) Adjusted noninterest income includes net rental income on operating lease assets (net of depreciation and maintenance) and excludes fair value adjustments on marketable equity securities, realized gains/losses on sales of AFS securities, realized gains/losses on sales of leasing equipment and legacy consumer loans, realized gains/losses on extinguishment of debt and acquisition accounting gains.
(2) Adjusted noninterest expense excludes depreciation and maintenance on operating lease assets, acquisition-related expenses and amortization of intangibles.

First Citizens BancShares

Note - Management does not provide a reconciliation for forward-looking non-GAAP financial measures where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the occurrence and the financial impact of various items that have not yet occurred, are out of BancShares' control, or cannot be reasonably predicted. For the same reasons, management is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Appendix Section IV

38

BancShares Balance Sheets (unaudited)

($ in millions)

	2Q23	1Q23	4Q22	3Q22	2Q22
ASSETS					
Cash and due from banks	$ 917	$ 1,598	$ 518	$ 481	$ 583
Interest-earning deposits at banks	37,846	38,522	5,025	6,172	6,476
Securities purchased under agreements to resell	298	—	—	—	—
Investment in marketable equity securities	76	85	95	92	94
Investment securities available for sale	11,894	9,061	8,995	9,088	9,210
Investment securities held to maturity	10,201	10,381	10,279	9,661	9,832
Assets held for sale	117	94	60	21	38
Loans and leases	133,015	138,288	70,781	69,790	67,735
Allowance for credit losses	(1,637)	(1,605)	(922)	(882)	(850)
Loans and leases, net of allowance for credit losses	**131,378**	**136,683**	**69,859**	**68,908**	**66,885**
Operating lease equipment, net	8,531	8,331	8,156	7,984	7,971
Premises and equipment, net	1,782	1,743	1,456	1,410	1,415
Goodwill	346	346	346	346	346
Other intangible assets	347	364	140	145	150
Other assets	5,769	7,450	4,369	5,002	4,673
Total assets	**$ 209,502**	**$ 214,658**	**$ 109,298**	**$ 109,310**	**$ 107,673**
LIABILITIES					
Deposits:					
Noninterest-bearing	$ 44,547	$ 54,649	$ 24,922	$ 26,587	$ 26,576
Interest-bearing	96,617	85,401	64,486	60,966	62,753
Total deposits	**141,164**	**140,050**	**89,408**	**87,553**	**89,329**
Credit balances of factoring clients	1,067	1,126	995	1,147	1,070
Short-term borrowings	454	1,009	2,186	3,128	646
Long-term borrowings	39,685	45,085	4,459	5,215	3,813
Total borrowings	40,139	46,094	6,645	8,343	4,459
Other liabilities	7,361	8,172	2,588	2,434	2,173
Total liabilities	**189,731**	**195,442**	**99,636**	**99,477**	**97,031**
STOCKHOLDERS' EQUITY					
Preferred stock	881	881	881	881	881
Common stock	15	15	15	15	16
Additional paid in capital	4,106	4,104	4,109	4,506	5,345
Retained earnings	15,541	14,885	5,392	5,160	4,865
Accumulated other comprehensive (loss) income	(772)	(669)	(735)	(729)	(465)
Total stockholders' equity	**19,771**	**19,216**	**9,662**	**9,833**	**10,642**
Total liabilities and stockholders' equity	**$ 209,502**	**$ 214,658**	**$ 109,298**	**$ 109,310**	**$ 107,673**

First Citizens BancShares

39

BancShares Income Statements (unaudited)

($ in millions)

	2Q23	1Q23	4Q22	3Q22	2Q22
INTEREST INCOME					
Interest and fees on loans	$ 2,353	$ 1,017	$ 892	$ 785	$ 655
Interest on investment securities	120	107	92	90	89
Interest on deposits at banks	480	87	56	31	13
Total interest income	**2,953**	**1,211**	**1,040**	**906**	**757**
INTEREST EXPENSE					
Deposits	575	288	176	78	42
Borrowings	417	73	62	33	15
Total interest expense	992	361	238	111	57
Net interest income	**1,961**	**850**	**802**	**795**	**700**
Provision for credit losses	151	783	79	60	42
Net interest income after provision for credit losses	**1,810**	**67**	**723**	**735**	**658**
NONINTEREST INCOME					
Rental income on operating lease equipment	238	233	224	219	213
Fee income and other service charges	69	47	43	41	37
Client investment fees	52	2	—	—	—
Wealth management services	51	40	35	35	37
International fees	32	4	3	3	2
Service charges on deposit accounts	44	24	22	21	28
Factoring commissions	20	19	26	24	27
Cardholder services, net	41	21	26	25	26
Merchant services, net	14	10	8	8	9
Insurance commissions	14	13	13	11	11
Realized loss on sale of investment securities available for sale, net	—	(14)	—	—	—
Fair value adjustment on marketable equity securities, net	(10)	(9)	2	(2)	(6)
Bank-owned life insurance	2	5	7	8	9
Gain on sale of leasing equipment, net	4	4	2	2	5
Gain on acquisition	55	9,824	—	—	—
Gain on extinguishment of debt	—	—	—	1	—
Other noninterest income	32	36	18	37	26
Total noninterest income	**658**	**10,259**	**429**	**433**	**424**
NONINTEREST EXPENSE					
Depreciation on operating lease equipment	91	89	88	87	89
Maintenance and other operating lease expenses	56	56	47	52	47
Salaries and benefits	775	420	354	353	345
Net occupancy expense	64	50	48	47	48
Equipment expense	133	58	55	55	54
Professional fees	21	11	11	11	11
Third-party processing fees	54	30	26	27	26
FDIC insurance expense	22	18	5	5	9
Marketing expense	41	15	21	15	9
Acquisition-related expenses	205	28	29	33	34
Intangible asset amortization	18	5	6	5	6
Other noninterest expense	92	75	70	70	67
Total noninterest expense	**1,572**	**855**	**760**	**760**	**745**
Income before income taxes	**896**	**9,471**	**392**	**408**	**337**
Income tax (benefit) expense	214	(47)	135	93	82
Net income	**$ 682**	**$ 9,518**	**$ 257**	**$ 315**	**$ 255**
Preferred stock dividends	$ 15	$ 14	$ 14	$ 12	$ 17
Net income available to common stockholders	**$ 667**	**$ 9,504**	**$ 243**	**$ 303**	**$ 238**

First Citizens BancShares

40

Noninterest income

($ in millions)

	Quarter-to-date					2Q23 Change vs 1Q23	
	2Q23	1Q23	4Q22	3Q22	2Q22	$	%
Rental income on operating lease equipment	$ 238	$ 233	$ 224	$ 219	$ 213	$ 5	2.2 %
Fee income and other service charges	69	47	43	41	37	22	48.3
Client investment fees	52	2	—	—	—	50	2921.0
Wealth management services	51	40	35	35	37	11	26.3
International fees	32	4	3	3	2	28	637.4
Service charges on deposit accounts	44	24	22	21	28	20	77.0
Factoring commissions	20	19	26	24	27	1	2.7
Cardholder services, net	41	21	26	25	26	20	90.8
Merchant services, net	14	10	8	8	9	4	41.3
Insurance commissions	14	13	13	11	11	1	0.4
Realized loss on sale of investment securities available for sale, net	—	(14)	—	—	—	14	(100.0)
Fair value adjustment on marketable equity securities, net	(10)	(9)	2	(2)	(6)	(1)	1.5
Bank-owned life insurance	2	5	7	8	9	(3)	(43.1)
Gain on sale of leasing equipment, net	4	4	2	2	5	—	(22.4)
Gain on acquisition	55	9,824	—	—	—	(9,769)	(99.4)
Gain on extinguishment of debt	—	—	—	1	—	—	(34.8)
Other noninterest income	32	36	18	37	26	(4)	(10.4)
Total noninterest income - GAAP	**$ 658**	**$ 10,259**	**$ 429**	**$ 433**	**$ 424**	**$ (9,601)**	**(93.6)%**
Depreciation on operating lease equipment	$ (91)	$ (89)	$ (88)	$ (87)	$ (89)	$ (2)	2.2 %
Maintenance and other operating lease expenses	(56)	(56)	(47)	(52)	(47)	—	—
Realized loss on sale of investment securities available for sale, net	—	14	—	—	—	(14)	100.0
Fair value adjustment on marketable equity securities, net	10	9	(2)	2	6	1	(1.5)
Gain on sale of leasing equipment, net	(4)	(4)	(2)	(2)	(5)	—	22.4
Gain on acquisition	(55)	(9,824)	—	—	—	9,769	99.4
Gain on extinguishment of debt	—	—	—	(1)	—	—	34.8
Other noninterest income	—	—	—	(5)	(6)	—	— %
Total notable items	**$ (196)**	**$ (9,950)**	**$ (139)**	**$ (145)**	**$ (141)**	**$ 9,754**	**(98.0)%**
Rental income on operating lease equipment	$ 91	$ 88	$ 89	$ 80	$ 77	$ 3	2.2 %
Fee income and other service charges	69	47	43	41	37	22	48.3
Client investment fees	52	2	—	—	—	50	2921.0
Wealth management services	51	40	35	35	37	11	26.3
International fees	32	4	3	3	2	28	637.4
Service charges on deposit accounts	44	24	22	21	28	20	77.0
Factoring commissions	20	19	26	24	27	1	2.7
Cardholder services, net	41	21	26	25	26	20	90.8
Merchant services, net	14	10	8	8	9	4	41.3
Insurance commissions	14	13	13	11	11	1	0.4
Bank-owned life insurance	2	5	7	8	9	(3)	(43.1)
Other noninterest income	32	36	18	32	20	(4)	(10.4)%
Total noninterest income - adjusted	**$ 462**	**$ 309**	**$ 290**	**$ 288**	**$ 283**	**$ 153**	**33.9 %**

First Citizens BancShares

Note – Adjusted noninterest income is Non-GAAP and excludes notable items as detailed on page 15.

41

Noninterest expense

($ in millions)

	Quarter-to-date					2Q23 Change vs 1Q23	
	2Q23	1Q23	4Q22	3Q22	2Q22	$	%
Depreciation on operating lease equipment	$ 91	$ 89	$ 88	$ 87	$ 89	$ 2	2.0 %
Maintenance and other operating lease expenses	56	56	47	52	47	—	1.6
Salaries and benefits	775	420	354	353	345	355	84.3
Net occupancy expense	64	50	48	47	48	14	29.6
Equipment expense	133	58	55	55	54	75	132.0
Professional fees	21	11	11	11	11	10	94.0
Third-party processing fees	54	30	26	27	26	24	76.4
FDIC insurance expense	22	18	5	5	9	4	23.3
Marketing expense	41	15	21	15	9	26	176.9
Acquisition-related expenses	205	28	29	33	34	177	639.9
Intangible asset amortization	18	5	6	5	6	13	244.4
Other noninterest expense	92	75	70	70	67	17	21.6
Total noninterest expense - GAAP	**$ 1,572**	**$ 855**	**$ 760**	**$ 760**	**$ 745**	**$ 717**	**84.0 %**
Depreciation on operating lease equipment	$ (91)	$ (89)	$ (88)	$ (87)	$ (89)	$ (2)	(2.0)%
Maintenance and other operating lease expenses	(56)	(56)	(47)	(52)	(47)	—	(1.6)
Acquisition-related expenses	(205)	(28)	(29)	(33)	(34)	(177)	(639.9)
Intangible asset amortization	(18)	(5)	(6)	(5)	(6)	(13)	(244.4)
Other noninterest expense	—	—	—	(6)	(3)	—	—
Total notable items	**$ (370)**	**$ (178)**	**$ (170)**	**$ (183)**	**$ (179)**	**$ (192)**	**107.9 %**
Salaries and benefits	$ 775	$ 420	$ 354	$ 353	$ 345	$ 355	84.3 %
Net occupancy expense	64	50	48	47	48	14	29.6
Equipment expense	133	58	55	55	54	75	132.0
Professional fees	21	11	11	11	11	10	94.0
Third-party processing fees	54	30	26	27	26	24	76.4
FDIC insurance expense	22	18	5	5	9	4	23.3
Marketing expense	41	15	21	15	9	26	176.9
Other noninterest expense	92	75	70	64	64	17	21.6
Total nontinterest expense - adjusted	**$ 1,202**	**$ 677**	**$ 590**	**$ 577**	**$ 566**	**$ 525**	**64.3 %**

First Citizens BancShares

Note – Adjusted noninterest expense is Non-GAAP and excludes notable items as detailed on page 15.

42 Balanced Deposit Portfolio Total deposits as of June 30, 2023 Total Deposits $141.2 B Legacy FCB Legacy SVB % Insured % Uninsured Legacy FCB Legacy SVB General Bank Branch Network & Wealth, CAB and Other Total deposits $ 66.1 B NIB % 33% # of accounts 1,977,607 Average balance $ 33,423 % insured 76 % Direct Bank Total deposits $ 29.2 B NIB % — % # of accounts 567,510 Average balance $ 51,499 % insured 91 % Commercial Bank Total deposits $ 3.1 B NIB % 42% # of accounts 12,032 Average balance $ 254,655 % insured 13 % Corporate & Other Total deposits $ 1.9 B NIB % 3% # of accounts 279 Average balance $ 6,872,263 % insured 97 % SVB Total deposits $ 40.9 B NIB % 62% # of accounts 129,981 Average balance $ 314,350 % insured 28% 8% 55% 21% 16%$100.3 B $40.9 B Note - Public funds total $4.0 billion, of which $3.7 billion are considered uninsured for regulatory reporting purposes. However, these deposits are collateralized and included as part of the total insured and collateralized calculation above.

43 Estimated Liquidity Available for Uninsured Deposits ($ in millions) Total Deposits Less: Insured and/or collateralized deposits Total deposits - uninsured/ uncollateralized Estimated liquidity available for uninsured deposits: Immediately available cash Unpledged securities FDIC Line of Credit FHLB Fed Discount Window BTFP Program Estimated liquidity available for uninsured deposits Coverage ratio of liquidity available to uninsured and un-collateralized deposits $XX,XXX (XX,XXX) $X,XXX $X,XXX $X,XXX $X,XXX $X,XXX $XX,XXX $XX,XXX $XX,XXX June 30, 2023 March 31, 2023 Total deposits $ 141,164 $ 140,050 Less: insured and/or collaterized deposits 88,274 74,081 Total deposits - uninsured $ 52,890 $ 65,969 Estimated liquidity available for uninsured deposits: Available cash 37,152 37,670 Unpledged high-quality liquid securities 16,269 13,745 FDIC LOC (maximum) 70,000 70,000 FHLB 11,124 4,712 FRB Discount Window 4,817 4,676 Other 85 100 Estimated liquidity available for uninsured deposits $ 139,447 $ 130,903 Coverage ratio of liquidity available to uninsured deposits 264% 198 % Note - Public funds total $4.0 billion, of which $3.7 billion are considered uninsured for regulatory reporting purposes. However, these deposits are collateralized and included as part of the total insured and collateralized calculation above.

44 (1) (1) Includes the debt securities portfolio; excludes marketable equity securities. (2) Carrying value represents fair value for AFS and amortized cost for HTM portfolios. (3) Yield represents actual accounting yield recognized during the quarter. 2Q23 (1) ($ in millions) Carrying Value (2) % of Portfolio Yield (3) Duration (Years) AFS Portfolio U.S. Treasury $ 4,634 21% 1.84% 1.0 Government agency 141 1 6.02 0.4 Commercial mortgage-backed securities 1,577 7 3.56 2.3 Residential mortgage-backed securities 4,810 22 2.21 4.6 Corporate bonds 476 2 6.00 1.7 Municipal bonds 257 1 3.11 4.0 Total AFS portfolio $ 11,895 54% 2.46% 2.7 HTM portfolio U.S. Treasury $ 476 2% 1.39% 3.8 Government agency 1,502 7 1.50 4.0 Commercial mortgage-backed securities 3,518 16 2.79 3.3 Residential mortgage-backed securities 4,406 20 1.91 6.6 Other investments 298 1 1.56 5.4 Total HTM portfolio $ 10,200 46% 2.12% 4.9 Grand total $ 22,095 100% 2.36% 3.7 Debt Securities Overview

45 Change vs. 2Q23 1Q23 2Q22 1Q23 2Q22 Avg. Balance Income / Expense Yield / Rate Avg. Balance Income / Expense Yield / Rate Avg. Balance Income / Expense Yield / Rate Avg. Balance Income / Expense Yield / Rate Avg. Balance Income / Expense Yield / Rate Loans and leases (1) $ 133,528 $ 2,353 7.06% $ 73,900 $ 1,017 5.57% $ 65,298 $ 655 4.03% $ 59,628 $ 1,336 1.49% $ 68,230 $ 1,698 3.03 % Investment securities 19,806 117 2.36 19,416 107 2.21 19,185 89 1.85 390 10 0.15 621 28 0.51 Securities purchased under agreements to resell 191 3 4.92 — — — — — — 191 3 4.92 191 3 4.92 Interest-earning deposits at banks 38,014 480 5.07 7,585 87 4.61 7,629 13 0.72 30,429 393 0.46 30,385 467 4.35 Total interest-earning assets (1) $ 191,539 $ 2,953 6.18% $ 100,901 $ 1,211 4.85% $ 92,112 $ 757 3.28% $ 90,638 $ 1,742 1.33% $ 99,427 $ 2,196 2.90 % Interest-bearing deposits $ 90,167 $ 575 2.56% $ 67,357 $ 288 1.73% $ 64,070 $ 42 0.26% $ 22,810 $ 287 0.83% $ 26,097 $ 533 2.30 % Securities sold under customer repurchase agreements 456 1 0.31 455 — 0.30 627 — 0.16 1 1 0.01 (171) 1 0.15 Other short-term borrowings 110 1 5.17 328 4 4.67 — — — (218) (3) 0.50 110 1 5.17 Long-term borrowings 42,569 415 3.91 7,193 69 3.84 2,420 15 2.43 35,376 346 0.07 40,149 400 1.48 Total borrowings $ 43,135 $ 417 3.88% $ 7,976 $ 73 3.68% $ 3,047 $ 15 1.96% $ 35,159 $ 344 0.20% $ 40,088 $ 402 1.92 % Total interest-bearing liabilities $ 133,302 $ 992 2.98% $ 75,333 $ 361 1.94% $ 67,117 $ 57 0.34% $ 57,969 $ 631 1.04% $ 66,185 $ 935 2.64 % Net interest income $ 1,961 $ 850 $ 700 $ 1,111 $ 1,261 Net interest spread (1) 3.20% 2.91% 2.94% 0.29% 0.26 % Net interest margin (1) 4.10% 3.41% 3.04% 0.69% 1.06 % Change vs. YTD23 YTD22 YTD22 Avg. Balance Income / Expense Yield / Rate Avg. Balance Income / Expense Yield / Rate Avg. Balance Income / Expense Yield / Rate Loans and leases (1) $ 66,634 $ 2,953 4.41% $ 65,639 $ 2,697 4.09% $ 995 $ 256 0.32 % Investment securities 19,166 354 1.85 16,110 216 1.32 3,056 138 0.53 Interest-earning deposits at banks 7,726 106 1.38 13,246 17 0.13 (5,520) 89 1.25 Total interest-earning assets (1) $ 93,526 $ 3,413 3.63% $ 94,995 $ 2,930 3.07% $ (1,469) $ 483 0.56 % Interest-bearing deposits $ 63,598 $ 335 0.53% $ 65,295 $ 239 0.37% $ (1,697) $ 96 0.16 % Securities sold under customer repurchase agreements 590 1 0.19 660 1 0.20 (70) — (0.01) Other short-term borrowings 824 28 3.30 — — — 824 28 3.30 Long-term borrowings 3,882 103 2.64 5,915 249 4.15 (2,033) (146) (1.51) Total borrowings $ 5,296 $ 132 2.47% $ 6,575 $ 250 3.75% $ (1,279) $ (118) (1.28) % Total interest-bearing liabilities $ 68,894 $ 467 0.68% $ 71,870 $ 489 0.68% $ (2,976) $ (22) — % Net interest income $ 2,946 $ 2,441 $ 505 Net interest spread (1) 2.95% 2.39% 0.56 % Net interest margin (1) 3.14% 2.55% 0.59 % Average Balances and Yields ($ in millions) (1) The balance and rate presented is calculated net of average credit balances of factoring clients. YTD not disclosed Q1

46

Commercial Banking Segment

(Actual balances; $ in millions)	2Q23	1Q23	2Q22
Income Statement			
Net interest income	$ 258	$ 240	$ 204
Noninterest income	139	143	130
Net revenue	**397**	**383**	**334**
Noninterest expense	188	211	180
Pre-provision net revenue	**209**	**172**	**154**
Provision (benefit) for credit losses	170	49	35
Segment income before taxes	39	123	119
Income taxes	11	29	24
Segment net income	**$ 28**	**$ 94**	**$ 95**
Balance Sheet			
Loans and leases	$ 29,433	$ 28,684	$ 27,505
Deposits	3,064	3,045	4,466
Factoring volume	5,491	5,671	6,387

Highlights

- The Commercial Banking segment achieved strong loan growth, 10.5% annualized over the linked quarter, largely driven by strong origination volume in Commercial Finance. Commercial Services (factoring) balances declined $300 million due to 2Q seasonality and lower factoring volumes.
- Commercial Services (factoring) volume totaled $5.5 billion and declined over the linked and prior year quarter as clients continue to work down excess inventory.
- Provision for credit losses increased by $121 million from the linked quarter driven by reserve build and higher net charge-offs. Reserve build was driven by Real Estate Finance, concentrated in the general office portfolio, and asset growth in Commercial Finance. Net charge-offs increased in Real Estate Finance and Equipment Finance.

First Citizens BancShares

Note – The Commercial Banking segment includes Commercial Finance, Commercial Services (factoring), Real Estate Finance and Equipment Finance.

47

General Banking Segment

(Actual balances; $ in millions)		2Q23		1Q23		2Q22
Income Statement						
Net interest income	$	603	$	560	$	467
Noninterest income		119		116		125
Net revenue		**722**		**676**		**592**
Noninterest expense		393		395		390
Pre-provision net revenue		**329**		**281**		**202**
Provision for credit losses		29		14		7
Segment income before taxes		300		267		195
Income taxes		73		65		40
Segment net income	**$**	**227**	**$**	**202**	**$**	**155**
Balance Sheet						
Loans and leases	$	44,719	$	43,353	$	40,159
Deposits		95,323		85,982		83,518
Other Key Metrics						
Number of branches (1)		560		567		585
Wealth management assets under management ($B)		39.6		36.8		31.7
Card volume		4,256		3,943		3,988
Merchant volume		1,780		1,720		1,757

Highlights

- The General Banking segment achieved 12.6% annualized loan growth over the linked quarter, with the primary driver being business/commercial loan production.
- Deposits increased by $9.3 billion in 2Q23 compared to the first quarter, primarily driven by growth in the Direct Bank, more than offsetting declines in the branch network.
- Net interest income in 2Q23 increased by $43 million (8%) compared to the first quarter primarily due to positive loan growth at steady margins.
- Wealth assets under management increased by $2.8 billion from the linked quarter, with $1.8 billion of the increase attributable to net new client acquisition, and $1.0 billion of the increase attributable to market appreciation.
- Credit quality remains strong, with no apparent stresses on the portfolio, despite economic headwinds.

First Citizens BancShares

Note – The General Banking segment includes Branch Network & Wealth, Mortgage, Consumer Indirect, Direct Bank, Community Association Banking and Other General Banking.
(1) In connection with the acquisition, First Citizens has the option, but not the obligation, to purchase or lease Silicon Valley Bridge Bank's 17 branches and offices, as applicable.

48 Highlights • Silicon Valley Banking Segment results reflect a full quarter for the 2Q23 reporting period, and only 5 days of financial results for the 1Q23 reporting period, following the 3/27/23 acquisition date. • Silicon Valley Banking Segment results do not include the accretion impact of SVB loans or the impact of interest bearing cash and debt that was added at the acquisition date (the aforementioned items are contained within the Corporate segment). • Deposit balances declined by $8.4 billion on the linked quarter, but held relatively flat from April 30th to June 30th, reflecting the positive benefits of client outreach efforts. • The impact of cost saves realized in 2Q23 favorably impacted the expense run rate of the Silicon Valley banking segment, and expectations are for continued expense reductions throughout the remainder of 2023 and 2024. (Actual balances; $ in millions) 2Q23 1Q23 Income Statement Net interest income $ 635 $ 65 Noninterest income 169 14 Net revenue 804 79 Noninterest expense 592 33 Pre-provision net revenue 212 46 Provision (benefit) for credit losses (47) — Segment income before taxes 259 46 Income taxes 70 11 Segment net income $ 189 $ 35 Balance Sheet Loans and leases $ 58,799 $ 66,171 Deposits 40,860 49,259 Other Key Metrics Private Bank assets under management $ 10,805 $ 14,060 Off balance sheet client funds 70,438 84,215 Silicon Valley Banking Segment Note – Silicon Valley Banking Segment results reflect a full quarter for the 2Q23 reporting period, and only 5 days of financial results for the 1Q23 reporting period, following the 3/27/23 acquisition date. Additionally, there is no provision expense in 1Q23 as this was recorded as part of purchase accounting. Validating highlighted data with business unit as we have discrepancies in source data.

49

Rail Segment

(Actual balances ; $ in millions)	2Q23	1Q23	2Q22
Income Statement			
Rental income on operating lease equipment	$ 180	$ 176	$ 160
Depreciation on operating lease equipment	47	46	47
Maintenance and other operating lease expenses	56	56	47
Adjusted rental income on operating lease equipment (1)	**77**	**74**	**66**
Interest expense, net	33	28	18
Noninterest income	(2)	1	—
Noninterest expense	18	18	17
Segment income before income taxes	24	29	31
Income taxes	6	7	7
Segment net income	**$ 18**	**$ 22**	**$ 24**
Balance Sheet			
Operating lease equipment, net	$ 7,790	$ 7,612	$ 7,247
Other Key Metrics			
Railcars and locomotives (2)	121,000	119,700	119,500
Utilization	98.3 %	97.9 %	96.2 %
Average age of cars in years	15	15	14
Renewal rate to previous rate	124 %	137 %	114 %

Highlights

- Fleet utilization increased to 98.3% in the second quarter from 97.9% in the linked quarter.
- Favorable renewal repricing trends continued for the 7th consecutive quarter, up 24% over the expiring rate for the quarter with gains in both freight cars (+22%) and tank cars (+39%).
- Adjusted rental income on operating lease equipment increased $3 million and $11 million compared to the linked quarter and prior year quarter respectively, from top-line revenue growth, partially offset by higher maintenance expenses compared to the prior year quarter.
- Short-term outlook continues to be positive for maintaining strong utilization and re-pricing. Further improvement in conditions will be limited though as velocity improves and/or economic softness seeps into the carload markets.
- The Rail portfolio is driven by the industrial sector business cycle, and financial performance generally lags the economic cycle.

First Citizens BancShares

(1) Adjusted rental income on operating lease equipment is Non-GAAP. Refer to the Non-GAAP Section V of this presentation for a reconciliation of the Non-GAAP to GAAP measures.
(2) Railcars and locomotives number is rounded.

50 June 30, 2023 March 31, 2023 December 31, 2022 September 30, 2022 June 30, 2022 Loans and leases (1) Beginning balance - unamortized fair value mark $ (2,674) $ (117) $ (131) $ (146) $ (145) Additions - Acquisition of SVB (61) (2,773) — — — PCD “gross up” 21 200 — — — Accretion 236 16 14 15 — Ending balance $ (2,478) $ (2,674) $ (117) $ (131) $ (145) Core deposits and other intangibles Beginning balance $ 365 $ 140 $ 145 $ 150 $ 156 Additions - Acquisition of SVB — 230 — — — Amortization (18) (5) (5) (5) (6) Ending balance $ 347 $ 365 $ 140 $ 145 $ 150 Deposits (2) Beginning balance - unamortized fair value mark $ (28) $ (35) $ (41) $ (49) $ (57) Additions - Merger with CIT Group Inc. — — — — — Amortization 6 7 7 7 9 Ending balance $ (22) $ (28) $ (34) $ (42) $ (48) Borrowings (2) Beginning balance - unamortized fair value mark $ 139 $ (86) $ (93) $ (100) $ (107) Additions - Acquisition of SVB 44 219 — — — Amortization (2) 6 7 7 7 Ending balance $ 181 $ 139 $ (86) $ (93) $ (100) Note – The balances above include the impact of the SVB acquisition as well as other acquisitions prior to December 31, 2022. The summary only includes select information and is not intended to represent all purchase accounting adjustments. (1) Purchase accounting marks on loans and leases is comprised of credit, interest and liquidity components, and are generally recognized using the level-yield or straight-line method over the remaining life of the receivable or in full in the event of prepayment. (2) Purchase accounting marks on deposits and borrowings represent interest rate marks and are recognized using the level-yield method over the remaining term of the liability. Purchase accounting marks ($ in millions)

51

Credit Ratings

First Citizens BancShares, Inc.

	S&P	Moody's
Outlook	Negative	Negative
Issuer	BBB	Baa2
Senior unsecured	No rating	Baa2
Subordinated	No rating	Baa2
Preferred stock	BB	Ba1 (hyb)

First-Citizens Bank & Trust Company

	S&P	Moody's
Outlook	Negative	Negative
Issuer	BBB +	Baa2
Senior unsecured	BBB +	Baa2
Subordinated	BBB	No rating
Deposits	No rating	A2 / P-1

First Citizens BancShares

Note – Credit rating information was last updated on the following dates: S&P - 4/20/2023, and Moody's - 3/29/2023.

Non-GAAP Reconciliations Section V

53

Notable Items (1)

($ in millions, except per share data)

	2Q23	1Q23	2Q22
Rental income on operating lease equipment (2)	$ (147)	$ (145)	$ (136)
Realized gain on sale of investment securities available for sale, net	—	14	—
Fair value adjustment on marketable equity securities, net	10	9	6
Gain on sale of leasing equipment, net	(4)	(4)	(5)
Gain on acquisition, net of tax	(55)	(9,824)	—
Gain on extinguishment of debt	—	—	—
Other noninterest income (3)	—	—	(6)
Impact on adjusted noninterest income	**$ (196)**	**$ (9,950)**	**$ (141)**
Depreciation on operating lease equipment (2)	$ (91)	$ (89)	$ (89)
Maintenance and other operating lease expenses (2)	(56)	(56)	(47)
Acquisition-related expenses	(205)	(28)	(34)
Intangible asset amortization	(18)	(5)	(6)
Other noninterest expense (4)	—	—	(3)
Impact on adjusted noninterest expense	**$ (370)**	**$ (178)**	**$ (179)**
CECL Day 2 provision and reserve for unfunded commitments	$ —	$ (716)	$ —
Provision for credit losses- investment securities available for sale	1	(4)	—
Provision for credit losses - total adjustments	**$ 1**	**$ (720)**	**$ —**
Impact on adjusted pre-tax income	**$ 173**	**$ (9,052)**	**$ 38**
Income tax impact (5)	75	160	6
Impact on adjusted net income	**$ 98**	**$ (9,212)**	**$ 32**
Impact on adjusted diluted EPS	**$ 6.73**	**$ (633.55)**	**$ 2.00**

(1) Notable items include income and expense for infrequent transactions and certain recurring items (typically noncash) that Management believes should be excluded from adjusted measures (Non-GAAP) to enhance understanding of operations and comparability to historical periods. Management utilizes both GAAP and adjusted measures (Non-GAAP) to analyze the Company's performance. Refer to Section V of this presentation for a reconciliation of Non-GAAP measures to the most directly comparable GAAP measures.

(2) Depreciation and maintenance and other operating lease expenses are reclassified from noninterest expense to a reduction of rental income on operating lease equipment. There is no net impact to earnings for this notable item as adjusted noninterest income and expense are reduced by the same amount. Adjusted rental income on operating lease equipment (non-GAAP) is net of depreciation and maintenance expense for operating lease equipment. Management believes this measure enhances comparability to banking peers, primarily due to the extent of our rail and other equipment rental activities. Refer to Section V of this presentation for a reconciliation of Non-GAAP measures to the most directly comparable GAAP measure.

(3) Includes gain on sale of the corporate jet acquired from CIT.

(4) Includes specific litigation reserve for the HAMP litigation.

(5) For the periods presented the income tax impact may include tax discrete items and changes in the estimated annualized effective tax rate.

First Citizens BancShares

54

Non-GAAP Reconciliations

($ in millions, except share and per share data)

Non-GAAP Reconciliations			QTD 6/30/2023	QTD 3/31/2023	QTD 6/30/2022
Net income and EPS					
Net income (GAAP)	a	$	682	9,518	255
Preferred stock dividends			15	14	17
Net income available to common stockholders (GAAP)	b		667	9,504	238
Total notable items, after income tax	c		98	(9,212)	32
Adjusted net income (non-GAAP)	d = (a+c)		780	306	287
Adjusted net income available to common stockholders (non-GAAP)	e = (b+c)	$	765	292	270
Weighted average common shares outstanding					
Basic	f		14,528,134	14,526,693	16,023,613
Diluted	g		14,537,938	14,539,709	16,035,090
EPS (GAAP)					
Basic	b/f	$	45.90	654.22	14.87
Diluted	b/g		45.87	653.64	14.86
Adjusted EPS (non-GAAP)					
Basic	e/f	$	52.64	20.11	16.87
Diluted	e/g		52.60	20.09	16.86
Noninterest income and expense					
Noninterest income	h	$	658	10,259	424
Impact of notable items, before income tax			(196)	(9,950)	(141)
Adjusted noninterest income	i	$	462	309	283
Noninterest expense	j	$	1,572	855	745
Impact of notable items, before income tax			(370)	(178)	(179)
Adjusted noninterest expense	k	$	1,202	677	566
Provision (benefit) for credit losses		$	151	783	42
Plus: Day 2 provision for credit losses			—	(716)	—
Plus: Specific reserve for AFS securities			1	(4)	—
Adjusted provision (benefit) for credit losses		$	152	63	42

First Citizens BancShares

55 Non-GAAP Reconciliations ($ in millions, except share and per share data) QTD QTD QTD Non-GAAP Reconciliations 6/30/2023 3/31/2023 6/30/2022 PPNR Net income (GAAP) a $ 682 9,518 255 Plus: Provision (benefit) for credit losses 151 783 42 Income tax expense (benefit) 214 (47) 82 PPNR (non-GAAP) l $ 1,047 10,254 379 Plus: total notable items, before income tax 174 (9,772) 38 Adjusted PPNR (non-GAAP) m $ 1,220 482 417 ROA Net income (GAAP) a $ 682 9,518 255 Annualized net income n = a annualized 2,734 38,602 1,023 Adjusted net income (non-GAAP) d 780 306 287 Annualized adjusted net income p = d annualized 3,126 1,244 1,151 Average assets o 209,309 116,164 107,575 ROA n/o 1.31% 33.23% 0.95 % Adjusted ROA p/o 1.49% 1.07% 1.07 % PPNR ROA PPNR (non-GAAP) l $ 1,047 10,254 379 Annualized PPNR q = l annualized 4,200 41,586 1,519 Adjusted PPNR (non-GAAP) m 1,220 482 417 Annualized PPNR r = m annualized 4,893 1,954 1,672 PPNR ROA q/o 2.00% 35.80% 1.41 % Adjusted PPNR ROA r/o 2.34% 1.69% 1.56%

56

Non-GAAP Reconciliations

($ in millions, except share and per share data)

Non-GAAP Reconciliations			QTD 6/30/2023	QTD 3/31/2023	QTD 6/30/2022
ROE and ROTCE					
Annualized net income available to common stockholders	s = b annualized	$	2,675	38,543	955
Annualized adjusted net income available to common stockholders	t = e annualized	$	3,067	1,185	1,083
Average stockholders' equity (GAAP)		$	19,521	11,369	10,567
Less: average preferred stock			881	881	881
Average common stockholders' equity (non-GAAP)	u	$	18,640	10,488	9,686
Less: average goodwill			346	346	346
Less: average other intangible assets			357	175	153
Average tangible common equity (non-GAAP)	v	$	17,937	9,967	9,186
ROE	s/u		14.35 %	367.47 %	9.87 %
Adjusted ROE	t/u		16.46 %	11.30 %	11.19 %
ROTCE	s/v		14.91 %	386.69 %	10.40 %
Adjusted ROTCE	t/v		17.10 %	11.89 %	11.80 %
Tangible common equity to tangible assets					
Stockholders' equity (GAAP)	w	$	19,771	19,216	10,642
Less: preferred stock			881	881	881
Common equity (non-GAAP)	x	$	18,890	18,335	9,761
Less: goodwill			346	346	346
Less: other intangible assets			347	364	150
Tangible common equity (non-GAAP)	y	$	18,197	17,625	9,265
Total assets (GAAP)	z		209,502	214,658	107,673
Tangible assets (non-GAAP)	aa		208,809	213,948	107,177
Total equity to total assets	w/z		9.44 %	8.95 %	9.88 %
Tangible common equity to tangible assets (non-GAAP)	y/aa		8.71 %	8.24 %	8.64 %

First Citizens BancShares

57 Non-GAAP Reconciliations ($ in millions, except share and per share data) QTD QTD QTD Non-GAAP Reconciliations 6/30/2023 3/31/2023 6/30/2022 Book value and tangible book value per common share Common shares outstanding at period end bb 14,520,034 14,519,993 16,002,385 Book value per share x/bb $ 1,300.93 1,262.76 609.95 Tangible book value per share y/bb $ 1,253.20 1,213.82 578.92 Efficiency ratio Net interest income cc $ 1,961 850 700 Efficiency ratio (GAAP) j / (h + cc) 60.06% 7.70% 66.34 % Adjusted efficiency ratio (non-GAAP) k / (i + cc) 49.65% 58.39% 57.55 % Rental income on operating lease equipment Rental income on operating lease equipment $ 238 233 213 Less: Depreciation on operating lease equipment 91 89 89 Maintenance and other operating lease expenses 56 56 47 Adjusted rental income on operating lease equipment 91 88 77 Rental income on operating lease equipment: Rail segment Rental income on operating lease equipment $ 180 176 160 Less: Depreciation on operating lease equipment 47 46 47 Maintenance and other operating lease expenses 56 56 47 Adjusted rental income on operating lease equipment 77 74 66 Income tax expense Income tax expense (benefit) $ 214 (47) 82 Impact of notable items 75 160 6 Adjusted income tax expense 289 113 88